This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

JPMorgan Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index due January 21, 2016

The notes are designed for investors who seek uncapped, unleveraged exposure to the appreciation of the EURO STOXX® Banks Index. Investors should be wiling to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 13.50%, be willing to lose some or all of their principal at maturity. If the Ending Index Level is less than the Initial Index Level by up to 13.50%, investors will receive a full repayment of principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.
Registration Statement No: 333-177923

Dated: July 16, 2014
Filed pursuant to Rule 433